EXHIBIT 99.1


[PACKARD BIOSCIENCE LOGO]

CONTACT:     Packard BioScience
             Tel: (203) 238-2351
             Fax: (203) 235-1347
             Mike Zebarth, ext. 2340 (investors); mzebarth@packardbioscience.com
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             Tricia Caldwell, ext. 2439 (media); tcaldwell@packardbioscience.com
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  PACKARD BIOSCIENCE COMPANY STRENGTHENS BALANCE SHEET WITH COMPLETED SALE OF
                                    CANBERRA

MERIDEN, CONNECTICUT FEBRUARY 27, 2001 -- Packard BioScience Company (Nasdaq:
PBSC) today announced the completion of the sale of its nuclear products division Canberra Industries to COGEMA S.A. (Velizy Cedex, France) for $170 million. As part of the agreement, Canberra will retain its Meriden, CT headquarters and lease space within the facility to Packard. Packard will use the proceeds from the sale for debt repayment, research and development and general working capital.

"We are pleased to have completed this important transaction within the timeframe we had originally announced," said Emery G. Olcott, Chairman and CEO of Packard BioScience Company. "The sale of our nuclear instruments division positions us as a company focused on the life sciences research industry, with added capital and reduced debt."

Packard BioScience is a leading global developer, manufacturer and marketer of instruments and related products and services for the drug discovery process. The Company is primarily focused on providing products and services to the rapidly growing areas of drug discovery, functional genomics, and proteomics. By developing integrated platforms built on its wide range of technologies, the Company is bringing the benefits of automation and ultra high throughput analysis to these areas. Packard has a portfolio of well-recognized brand names and a reputation for high quality, innovative and reliable instruments and reagents. Its sales and service department employs over 400 employees and features an installed base of over 25,000 instruments in more than 60 countries.

Certain statements contained herein are "forward-looking" statements including, without limitation, the statements regarding the Company's future business focus. Many factors could cause actual results to differ materially from these statements including, without limitation, the following: intense competition in the product market; the inability to successfully introduce new products or to expand the application range for current products; the inability to effectively protect intellectual property; the possibility that products may infringe on the intellectual property rights of others; a decline in the use of radioisotopic processes and instruments; the failure to maintain, enhance or establish technology collaborations and academic arrangements; the inability to pursue or complete strategic acquisitions; a decrease in capital spending by customers or in government funding; economic, political and other risks affecting foreign operations; the loss of senior management and competition in the technology labor market. These and other risk factors are discussed in detail in the company's filings with the Securities and Exchange Commission.


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Editor's note: For additional information on Packard BioScience Company, please refer to the Company's Web site at: http://www.packardbioscience.com.
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